Exhibit 24

CONFIRMING STATEMENT

This Statement confirms that the undersigned, Richard M. Freeman, has authorized and designated Stuart L. Merkadeau and Michael M. Ludwig to execute and file on the undersigned’s behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned’s ownership of or transactions in securities of FormFactor, Inc. The authority of Stuart L. Merkadeau and Michael M. Ludwig under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to the undersigned’s ownership of or transactions in securities of FormFactor, Inc., unless earlier revoked in writing. The undersigned acknowledges that FormFactor, Inc., Stuart L. Merkadeau and Michael M. Ludwig, and each of them, are not assuming any of the undersigned’s responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date:	3-14-07	/s/ Richard M. Freeman
Richard M. Freeman